UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

As filed with the Securities and Exchange Commission on March 25, 2008
Registration No. 333-137033

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVATIVE CARD TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0249676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10880 Wilshire Boulevard, Suite 950 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Innovative Card Technologies, Inc.
2004 Stock Incentive Plan

(Full title of the plan)

Steven Delcarson
10880 Wilshire Boulevard, Suite 950
Los Angeles, California 90024
(310) 312-0700

copies to:

Jennifer Post, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

(Name, address and telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, issuable upon exercise of outstanding options granted under the 2004 Stock Incentive Plan	14,500	$4.90	$71,050.00	$2.79

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also shall cover any additional shares of common stock that shall become issuable under the Innovative Card Technologies, Inc. 2004 Stock Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, or other similar transaction by the Registrant.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act, the price per share and aggregate offering price are based upon the price at which the options may be exercised.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, the Registrant is filing this Registration Statement to register 14,500 additional shares of the Registrant’s common stock, par value $0.001 per share, reserved for issuance under the terms of the Innovative Card Technologies, Inc. 2004 Stock Incentive Plan. The contents of the Registration Statement on Form S-8 (File No. 333-137033) filed by the Registrant with the Securities and Exchange Commission on August 31, 2006 are hereby incorporated by reference into this Registration Statement.

REOFFER PROSPECTUS

The material that follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8. Pursuant to General Instruction C to Form S-8, the reoffer prospectus may be used in connection with reoffers and resales of shares that are deemed to be “control securities” or “restricted securities” acquired by the selling stockholders named in the reoffer prospectus pursuant to the Innovative Card Technologies, Inc. 2004 Stock Incentive Plan.

REOFFER PROSPECTUS

Innovative Card Technologies, Inc.

1,094,500 Shares of Common Stock

This reoffer prospectus relates to 1,094,500 shares of our common stock that may be offered and resold from time to time by the selling stockholders identified herein for their own account. All of the selling stockholders are current or former directors or officers of our company. We will receive no proceeds from the sale of shares made by selling stockholders. We anticipate that selling stockholders will sell at prevailing prices quoted on the Nasdaq Capital Market or at privately negotiated prices. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the common stock.

Our common stock currently is quoted on the Nasdaq Capital Market under the symbol “INVC.”

An investment in our common stock involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning at page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is March 25, 2008.

INNOVATIVE CARD TECHNOLOGIES, INC.

OUR COMPANY

As used throughout this prospectus, the terms "Company," "we," "us," or "our" refer to Innovative Card Technologies, Inc. and our wholly owned subsidiary PSA Co.

We develop and market secure powered cards for payment, identification, physical and logical access applications. Our main product, the ICT DisplayCard, integrates the security of a one-time password token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the one-time password (also referred to as a one-time passcode). At the push of a button on the back of the ICT DisplayCard, a one-time passcode (OTP) is shown on the card’s integrated display. During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for multi-factor authentication. InCard does not provide the backend authentication server, but rather will integrate the ICT DisplayCard into authentication systems provided by other companies including distributors and other resellers of the ICT DisplayCard. The ICT DisplayCard’s OTP authentication works like tokens issued by VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card form factor. In the fourth quarter of 2007, we closed our first commercial sale of our ICT DisplayCard. We recognized revenue of $442,000 (unaudited) in connection with the sale.

Our website address is www.incard.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part.

Our principal executive offices are located at 10880 Wilshire Boulevard, Suite 950, Los Angeles, CA 90024. Our telephone number is 310-312-0070.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward-Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

We are an early stage company with an unproven business strategy. Our limited history of operations makes evaluation of our business and prospects difficult.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation on November 22, 2002, we have primarily been and continue to be involved in development of products using our power inlay technology and marketing these products to industry partners. In 1998, Alan Finkelstein commenced commercialization of our first product, the LensCard, and entered into license agreements with banks and credit card issuers, most of which have terminated. After discovering the possibility of placing power into an International Organization of Standards (ISO) compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. For these reasons, we expect that future orders for the LensCard will be insignificant. We closed our first commercial of our ICT DisplayCard, which uses our power inlay technology, in the fourth quarter of 2007. Although management believes that our power inlay technology and products under development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

We have an accumulated deficit of $23,040,207 as of September 30, 2007 and we may never achieve profitability

We have incurred significant net losses every year since our inception, including net losses of $6,866,614 and $2,565,008 for the fiscal years ending December 31, 2006 and 2005, respectively. As of September 30, 2007, we had an accumulated deficit of $23,040,207. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. To date, we have not generated significant revenues. We will use capital raised in January 2008 to sustain operations through spring 2008. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for an indefinite period of time. However, we cannot assure you that we will ever be profitable and that we will meet our anticipated sales levels.

To be successful we may require additional capital, which we may be unable to obtain.

Assuming that we continue to operate at our existing cost structure, our current resources will not be sufficient to fund operations for the next twelve months. As we are in the early stage of manufacturing and have not sold substantial quantities of our products, we are unable to determine the amount of additional capital we will need to become successful. Unless we are able to generate significant sales from the ICT DisplayCard that cover the manufacturing costs and operating overhead, we will continue to incur net losses that exceed our revenue. We currently do not have any binding commitments for, or readily available sources of, additional financing, and we cannot assure that such funding will be available at all or available on terms acceptable to us.

If we are unable to obtain additional capital, our auditors may include a “going concern” disclosure in their 2007 year-end audit opinion. This may negatively impact the trading price of our stock.

We depend on a limited number of suppliers, and we will be unable to manufacture or deliver our products if shipments from these suppliers stop, are late or are otherwise interrupted.

We obtain the battery, a key component for our power inlay technology, from a single source on a purchase order basis from Solicore, Inc. In the event of a disruption or discontinuation in supply, we could not obtain replacement batteries on a timely basis, which would disrupt our operations, delay production for up to six months and impair our ability to manufacture and sell our products.

We obtain the display, a key component for the ICT DisplayCard, from a single source, SmartDisplayer, under a written agreement. In the event of a disruption or discontinuation in supply, we could not obtain replacement displays on a timely basis, which would disrupt our operations, delay production for up to six months and impair our ability to manufacture and sell our ICT DisplayCard.

We assemble our ICT DisplayCard, using a single source, NagraID, under a written agreement by issuing written purchase orders that we pay in advance. We believe that we would be unable to obtain on a timely basis alternative sources for assembly in the event of a disruption, which would disrupt our operations, delay production for up to six months and impair our ability to manufacture and sell our ICT DisplayCard.

Our dependence upon outside suppliers exposes us to risks, including:

•	the possibility that our suppliers will experience major disruptions in production, which is exacerbated by the fact that we are the major customer of our suppliers;

•	the solvency of our suppliers and the potential that our suppliers will be solely dependent upon us;

•	the potential inability of our suppliers to obtain required components or products;

•	reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers;

•	the potential delays and expense of seeking alternative sources of suppliers; and

•	increases in prices of key components.

If we are not able to devote adequate resources to product development and commercialization, we may not be able to develop our products.

Our business strategy is to develop and market new products using our power inlay technology that can enhance payment and other information-bearing plastic cards. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

•	continuing to fund research and development endeavors;

•	complete development of new products; and

•	successfully introduce and commercialize new products

If we do not devote adequate resources to our product development efforts, we may be unable to develop our products, which would adversely affect our revenue growth and profitability.

If we or our suppliers fail to adequately protect our proprietary rights, third parties could use our technology, or very similar technology, and could reduce our ability to compete in the market, and any proprietary rights litigation could be time-consuming and expensive to prosecute and defend.

Establishment of patents and other proprietary rights by us and our suppliers is important to our success and our competitive position. Performance in the payment card industry can depend, among other factors, on patent protection. Our policy is to identify patentable inventions developed by our company, and to seek to acquire patent rights for such inventions. We mainly develop and patent technology in the fields of card enhancements and methods of card manufacturing. We seek to obtain a reasonably broad territorial protection for our patented technologies. We usually file initial patent applications in the United States, and subsequently file corresponding applications in foreign countries depending on the relevant circumstances. We may elect to forego patent protection for some of our proprietary technologies and treat such technologies as trade secrets. Despite our efforts to establish and protect our patents, trade secrets or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as much as the laws of the United States protect them. Our means of establishing and protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights. We do not have patent protection for our ICT DisplayCard.

Due to the importance of proprietary technology in the payment card industry, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements

We depend on key personnel in a competitive market for skilled employees, and failure to retain and attract qualified personnel could substantially harm our business.

We rely to a substantial extent on the management, marketing and product development skills of our key employees and consultants, particularly Steven Delcarson, our President and Chief Executive Officer, Charles Caporale, our Chief Financial Officer, Philippe Guillaud who supervises software and firmware development of the ICT DisplayCard, and Craig Nelson, who supervises the manufacturing and testing of the ICT DisplayCard, to formulate and implement our business plan, including the development of our power inlay technology. Our success depends to a significant extent upon our ability to retain and attract key personnel. Competition for employees can be intense in the payment card industry, and the process of locating key personnel with the right combination of skills is often lengthy. The loss of the services of our key personnel may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

If our future products do not achieve a significant level of market acceptance, it is highly unlikely that we ever will become profitable.

To our knowledge, no enterprise or on-line banking token issuers have adopted power-based card enhancements to date using our power inlay technology on a mass quantity basis. As a result, our ability to enable enterprises to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers through power-based card enhancements has yet to be proven. The commercial success of our future products will depend upon the adoption of our power inlay technology as a preferred method of applying card enhancements to payment cards. In order to be successful, our future products must meet the technical and cost requirements for card enhancements within the payment card industry. Market acceptance will depend on many factors, including:

•	our ability to convince prospective strategic partners and customers to adopt our products;

•	the willingness and ability of prospective strategic partners and customers to adopt our products; and

•	our ability to sell and service sufficient quantities of our products.

Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

We have granted third parties substantial marketing rights to certain of our products and products under development. If the third parties are not successful in marketing our products, we may not be able to commercialize our products.

Some of our agreements with our corporate marketing partners contain no minimum purchase requirements in order for them to maintain their exclusive marketing rights. In the future, third-party marketing assistance may not be available on reasonable terms, if at all. If marketing partners do not order adequate quantities of our products or if we are unable to procure third-party marketing assistance on reasonable terms, we may not be able to commercialize our products, which could negatively impact our results of operations or substantially limit our ability to execute our business strategy.

We may experience customer concentration in the enterprise and on-line banking marketplace, which may expose us to all of the risks faced by our potential material customers.

Until and unless we secure multiple customer relationships in the enterprise and on-line banking marketplaces, we may experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

The power inlay technology has not been proven in full scale production. Failure to develop the prototype scale into mass production may have a material negative effect on our business strategy and operations.

Our power inlay technology has been proven solely during the manufacture of cards in prototype quantities. We have developed an automated process in our laboratory and are now working on mass production. However, our product has yet to be proven to be manufactured in full scale mass production. We are applying our own resources and working in cooperation with other companies that have specialized technical expertise related to the power inlay technology for thin, flexible non-payment cards. We expect to enter into agreements that will grant us ownership or exclusive license rights to the manufacturing process of the power inlay technology for use in credit and other information-bearing plastic cards. Failure to secure or maintain exclusive rights or failure of the prototype technology to successfully transfer to full scale production, without the use of proprietary technology of others, may have a material negative effect on our business strategy and operations.

We rely substantially on third-party manufacturers. The loss of any third-party manufacturer could limit our ability to launch our products in a timely manner, or at all.

To be successful, we must manufacture, or contract for the manufacture of, our future products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. As discussed in the risk factor above, we are working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of our power inlay technology for the ICT DisplayCard. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our power inlay technology and prototypes. Our manufacturing strategy presents the following risks:

•	delays in the quantities needed for product development could delay commercialization of our products in development;

•	if we need to change to other commercial manufacturers, any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for, the production of our products;

•
if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

Some of our competitors have significantly greater resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements, which could adversely affect our ability to generate or maintain revenues and be profitable.

We are not aware of any product that is being mass produced (or in the final stages of development) in the same credit card form factor as our ICT DisplayCard that incorporates the token technology. However, there are companies creating tokens and random number generators for use in dual-factor authentication (as an item separate from the transaction card). For example, RSA, Vasco, and VeriSign token devices may be cost competitive to our technology but are not in a credit card form factor. Smart Card, biometrics, and software programs can provide multi-factor authentication competitive to our ICT DisplayCard.

We believe that the principal competitive factors that affect the market for tokens include convenience, price, quality/reliability, ease of use, and distribution cost. We cannot assure you that we will be able to maintain our competitive position against current and potential competitors, especially those with significant marketing, service, support, technical and other competitive resources.

Some of our present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. It is possible that new competitors or alliances may emerge and rapidly acquire significant market share. We cannot guarantee that we will be able to compete successfully against present or future competitors or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

Risks Related to our Securities

Our common stock is subject to trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. These restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities, which could reduce the price of our common stock and the value of any investment you make in our shares. We make no guarantee that our market-makers will make a market in our common stock, or that any market for our common stock will continue.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, if our stock trades below $5.00 per share, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for and price of our shares.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price, which could result in significant losses to you and could limit our ability to raise capital.

As of March 24, 2008, we have 28,433,116 shares of common stock outstanding. Of these shares, 25,625,169 can be traded pursuant to a prospectus or via a transaction under Rule 144 under the Securities Act. Of our 5,302,098 warrants outstanding, 4,500,223 have been registered and common stock issued on exercise can be sold pursuant to a prospectus. 2,194,498 shares issuable upon exercise of options issued under our 2004 Stock Incentive Plan were registered as well.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall, which could result in a significant loss on any investment you make in our common stock. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 24, 2008, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to 46,566,884 additional common shares and 5,000,000 preferred shares. The power of the board of directors to issue these shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval.

We may require additional working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock. We cannot assure you that we will be able to raise additional capital on terms that are acceptable to us, or at all.

Our ownership is highly concentrated in a few individuals, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our principal stockholders, executive officers and directors, in the aggregate, beneficially own approximately 35% of our common stock including options held by each principal stockholder, executive officer and director that are exercisable within 60 days of March 24, 2008. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders. An adverse effect on the trading price of our common stock could cause you to incur a significant loss on any investment you make in our common stock.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•
authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

New rules, including those contained in and issued under the Sarbanes-Oxley act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission (the “SEC”). Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

If we are unable to complete our assessment as to the adequacy of our internal control over financial reporting within the required time periods as required by Section 404 of the Sarbanes-Oxley Act of 2002, or in the course of such assessments identify and report material weaknesses in our controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their Annual Reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of a company’s internal control over financial reporting. Our non-affiliated market capitalization qualified us as a non-accelerated filer until the end of the 2007 fiscal year. As such, we are required to include our management’s report on internal control over financial reporting in our Annual Report on Form 10-KSB for the 2007 fiscal year and will not be required to include our auditors’ attestation report on our internal control over financial reporting until we file our Annual Report on Form 10-K for the 2008 fiscal year. We intend to diligently and vigorously assess (and enhance as may be appropriate) our internal control over financial reporting in order to ensure compliance with the Section 404 requirements. We anticipate expending significant resources in developing the necessary documentation and testing procedures required by Section 404, however, there is a risk that we will not comply with all of the requirements imposed by Section 404. In addition, the very limited size of our organization could lead to conditions that could be considered material weaknesses, such as those related to segregation of duties, that is possible in larger organizations but significantly more difficult in smaller organizations. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of Section 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline.

If we trigger an “event of default” under our debt agreement, the debt holders could require us to repay the loan in full and force a sale of all of our assets to do so, which could cause our common shareholders to incur a total loss on their investments in us.

Our debt agreement, entered into in January 2008, requires us to adhere to certain covenants to avoid triggering an “event of default.” Failure to remain in compliance could prompt investors to call the debt and demand immediate repayment. We could be forced to seek bankruptcy protection if our loan is called and we are unable to repay the loan in full. All of our assets are pledged to the debt holders. If proceeds from the disposal of our assets are insufficient to repay the loan in full, common shareholders will receive nothing for their stock and suffer a total loss on their investments in us.

If our actual liability for warranty is significantly higher than our estimated liability, we will be required to reverse the revenue we recognized in the fourth quarter of 2007 from the sale of the ICT DisplayCard and restate our prior year’s financial statements, which could result in a loss of investor confidence in our financial statements and a reduction in the market price of our common stock.

Generally accepted accounting principles require that we have the ability to estimate our warranty liability as a pre-condition to recognizing revenue. We recognized revenue from the sale of the ICT DisplayCard for the first time in the fourth quarter of 2007 and estimated a liability for warranty based on an internal analysis. If future product returns are significantly in excess of what we have estimated, we may have to reverse the revenue transaction and restate our 2007 financial results. If we are required to restate our financial results, investors may lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline. Further, the inability to estimate product warranty could require us to defer recognizing revenue in the future until the warranty period is substantially complete, which also could adversely affect the price of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" that can be identified by the use of words like "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We caution you that such statements in this Registration Statement reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products. We cannot assure you of the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements we have made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to complete development of our power interlay technology and products under development;

•	our ability to market and manufacture our future products;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

•	our ability to raise additional capital if and when we need it.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholders. If any of the selling stockholders were to exercise options to acquire the common stock to be sold pursuant to this reoffer prospectus, we would receive the option exercise price. As of the date of this prospectus, 2,194,498 shares of our common stock are issuable upon exercise of options issued under the Innovative Card Technologies, Inc. 2004 Stock Incentive Plan at exercise prices ranging from $1.00 to $5.00. We expect to use the proceeds received from the exercise of options, if any, for general working capital purposes.

SELLING STOCKHOLDERS

All of the common stock registered for sale under this prospectus will be owned by our employees, officers, directors, consultants or advisers listed below (the “selling stockholders”) prior to the offer and sale of such shares. All of the shares owned by the selling stockholders and offered pursuant to this prospectus will have been acquired by them pursuant to the Innovative Card Technologies, Inc. 2004 Stock Incentive Plan.

The following table sets forth the names of the selling stockholders who may sell their shares pursuant to this prospectus. The selling stockholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling stockholders and as adjusted to give effect to the sale of all of the common stock offered by the selling stockholders pursuant to this prospectus.

	Number of Shares	Number of Shares Being	Common Shares
	Owned Before	Offered (1)	Owned After Sale
Selling Stockholder	Offering (1)		Number	% of Class (2)
Alan Finkelstein	3,083,947	350,000	2,733,947	9.6%
George Hoover	140,000	90,000	50,000	*
Donald Joyce	91,500	91,500	0	*
Scott Ogilvie	63,000	63,000	0	*
John Ward, III	520,000	500,000	20,000	*
Total	3,898,447	1,094,500	2,803,947	9.9%
* Less than 1%.

(1)	Assumes the exercise of all options granted to date.

(2)	Based on 28,433,116 shares of common stock outstanding as of March 24, 2008.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares covered by this prospectus. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

As the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We hereby incorporate by reference into this Registration Statement the following documents:

a.  Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Commission on April 2, 2007, as amended by our Annual Report on Form 10-KSB/A, filed with the Commission on April 30, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

b.  Our Quarterly Report on Form 10-QSB for the period ended March 31, 2007, filed with the Commission on May 15, 2007, as amended by our Quarterly Report on Form 10-QSB/A, filed with the Commission on May 25, 2007;

c.  Our Quarterly Report on Form 10-QSB for the period ended June 30, 2007, filed with the Commission on August 14, 2007;

d.  Our Quarterly Report on Form 10-QSB for the period ended September 30, 2007, filed with the Commission on November 19, 2007;

e.  Our Current Reports on Form 8-K filed with the Commission on March 8, 2007, March 23, 2007, April 10, 2007, April 23, 2007, April 30, 2007, May 8, 2007, July 3, 2007, July 5, 2007, July 24, 2007, July 26, 2007, August 31, 2007, September 27, 2007, November 1, 2007, November 29, 2007, December 12, 2007, December 20, 2007, December 26, 2007, January 2, 2008, January 9, 2008, and February 19, 2008;

f.  The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-33353), filed with the Commission on March 8, 2007, including all amendments or reports filed for the purpose of updating such description; and

g.  In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. Any request for this information should be directed to the Corporate Secretary, Innovative Card Technologies, Inc., 10880 Wilshire Boulevard, Suite 950, Los Angeles, California 90024, (310) 312-0700.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law; provided, however, that we will indemnify a person seeking indemnification in connection with a proceeding initiated by such person only if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

a.  The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed by the Registrant with the Commission on April 2, 2007, as amended by the Registrant’s Annual Report on Form 10-KSB/A, filed by the Registrant with the Commission on April 30, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

b.  The Registrant’s Quarterly Report on Form 10-QSB for the period ended March 31, 2007, filed with the Commission on May 15, 2007, as amended by the Registrant’s Quarterly Report on Form 10-QSB/A, filed with the Commission on May 25, 2007;

c.  The Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2007, filed with the Commission on August 14, 2007;

d.  The Registrant’s Quarterly Report on Form 10-QSB for the period ended September 30, 2007, filed with the Commission on November 19, 2007;

e.  The Registrant’s Current Reports on Form 8-K filed with the Commission on March 8, 2007, March 23, 2007, April 10, 2007, April 23, 2007, April 30, 2007, May 8, 2007, July 3, 2007, July 5, 2007, July 24, 2007, July 26, 2007, August 31, 2007, September 27, 2007, November 1, 2007, November 29, 2007, December 12, 2007, December 20, 2007, December 26, 2007, January 2, 2008, January 9, 2008, and February 19, 2008;

f.  The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33353), filed with the Commission on March 8, 2007, including all amendments or reports filed for the purpose of updating such description; and

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (2)
3.3	Amended and Restated Bylaws (3)
5.1	Opinion and Consent of Richardson & Patel LLP (4)
10.1	Innovative Card Technologies, Inc. 2004 Stock Incentive Plan (4)
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP (4)
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the registrant’s Registration Statement on Form SB-2 (File No. 333-119814) filed on December 9, 2004.
(2)	Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on January 2, 2008.
(3)	Incorporated by reference to Exhibit 3.7 to Amendment No. 1 to the registrant’s Registration Statement on Form SB-2 (File No. 333-119814) filed on December 9, 2004.
(4)	Filed herewith.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 24, 2008.

INNOVATIVE CARD TECHNOLOGIES, INC.

/s/ Charles Caporale	/s/ Steven Delcarson
Charles Caporale	Steven Delcarson
Chief Financial Officer (Principal Financial and Accounting Officer)	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Charles Caporale and Steven Delcarson, and each or any one of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Delcarson	President and Chief Executive Officer	March 24, 2008
STEVEN DELCARSON	(Principal Executive Officer)

/s/ Charles Caporale	Chief Financial Officer	March 24, 2008
CHARLES CAPORALE	(Principal Financial and Accounting Officer)

/s/ Donald Joyce	Director and Chairman of the Board	March 24, 2008
DONALD JOYCE

/s/ Scott V. Ogilvie	Director	March 24, 2008
SCOTT V. OGILVIE

/s/ Harry L. Tredennick	Director	March 24, 2008
HARRY L. TREDENNICK

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (2)
3.3	Amended and Restated Bylaws (3)
5.1	Opinion and Consent of Richardson & Patel LLP (4)
10.1	Innovative Card Technologies, Inc. 2004 Stock Incentive Plan (4)
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP (4)
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the registrant’s Registration Statement on Form SB-2 (File No. 333-119814) filed on December 9, 2004.
(2)	Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on January 2, 2008.
(3)	Incorporated by reference to Exhibit 3.7 to Amendment No. 1 to the registrant’s Registration Statement on Form SB-2 (File No. 333-119814) filed on December 9, 2004.
(4)	Filed herewith.